10.6 Operations Agreement with B2 Networks, LLC

                               Letter of Agreement

This Letter of Agreement is effective the 15th day of December 2004 by and between the B2 Digital (BTWO.ob) with offices at 9171 Wilshire Blvd, Suite B, Beverly Hills, California 90210("The Company"), and B2 Networks LLC with offices at 8350 W. Desert Inn Rd. Suite 1079, Las Vegas, Nevada 89117 (Herein called "B2")

                                    Recitals

A. "The Company" desires to engage "B2" to render certain professional services (Herein called Services) for the consideration set forth.

B.   "B2" desires to render such Services to "The Company.

Now, therefore in consideration of the foregoing premises and the covenants herein contains, the parties hereto mutually agree as follows.

1. Agreement

      a. "B2" agrees to enter into this agreement with "The Company" to supply the Services to "The Company".

      b. "The Company" agrees to enter into this agreement with "B2" to supply the Services to "B2".

      c.    "Services" is defined as listed in Addendum A and Addendum B

      d. The term of this agreement is from the date of execution of this agreement until December 31, 2007.

2. Company Furnished Documents

All data, plans, specifications, technical information, drawings, customer or price list supplied by "The Company" or "B2" will remain the property of the original supplier of the materials.

3.       Ownership of Documents and Software

"B2" shall have complete and unrestricted right to use all drawings reports, documents and other data and information prepared by "B2" in connection with this agreement. It is expressly agreed and understood that the "B2"`s documentation, all Software and Services supplied to the Company for the term of this agreement are the property of "B2".

4.        Press Announcements, Publicity and Public Events

"B2" and The Company will work in conjunction to do joint Press Releases, Publicity, and Public Events. Press Releases concerning this agreement and/or future events and broadcasts must be approved by both parties before public release.

5.       Notices

All notices, requests, demands, instructions, and other communications shall be in writing, and shall be addressed respectively as follows:

     If to B2:

         B2 Networks LLC

         Mr. Greg P. Bell

         8350 W. Desert Inn Rd.

         Suite 1079

         Las Vegas, Nevada 89117

     If to Company:

         Mr. Robert Russell

         CEO

         9171 Wilshire Blvd.

         Suite B

         Beverly Hills, California 90210

6.       Additional Projects

"The Company" and "B2" agree that under joint mutual agreement future and additional business opportunities and content distribution that would rely on the core technologies and business structures developed within and for this agreement can be included under this agreement by jointly agreeing to additional addendums to be attached to this agreement.

7.       IP Distribution Agreement

The Company agrees that it will only distribute The B2 Digital TV within the world wide broadband network by using the technologies and agreements contained within this Letter of Agreement for the term of the agreement.

8.       Agreement

It is expressly understood that this agreement only allows the Company to use the items and technologies supplied and agreed to in this Agreement Addendum's for the transmission of movies and entertainment to Hotels and multiple dwelling units. Additional content and media may be delivered with the technologies and items covered in the agreement by both parties jointly agreeing and signing additional addendum that would be attached to the agreement.

9.       Applicable Law; Jurisdiction.

This Agreement is made and entered into in Las Vegas, Nevada, and the rights and obligations of the parties hereto, shall be interpreted and enforced in accordance with and governed by the laws of the State of Nevada without regard to the conflict laws of that State. Each Member consents to the jurisdiction of the courts of the state of Nevada in the event any action is brought for declaratory relief or enforcement of any of the terms and provisions of this Agreement.

10.      Entire Agreement

This Agreement constitutes the entire agreement between "The Company" and"B2" and supercedes all prior agreements whether oral or written with respect to the subject matter thereof.

In witness whereof, the parties hereto agree to the terms in this Letter of Agreement.

"The Company":                                       "B2":

By: /s/Robert Russell                                By: /s/Greg P. Bell
    --------------------------                           -----------------------
Name: Robert Russell                                 Name: Greg P. Bell
Its: CEO                                             Its: CEO

Date:__________________                              Date:___________________

Services
Addendum A
"B2" Responsibilities to Supply

1. Provide Best efforts of premium Marketing and Sales that create sales and revenue on and for the B2 Digital TV System

2. B2 to interact with the Company management/technical team on all technical/management related issues relating to B2 technologies for the system, service and integration of the System

3. Project Director to work with the Company team for the ongoing management and rollout of the B2 Digital TV System.

4. Sales Person to work with the Company team to create ongoing revenue and sales of the B2 Digital TV System

5. Online reporting system for The Company to monitor sales, marketing and business activities related to this agreement.

Services
Addendum B
Continued

"The Company" Responsibilities to Supply

1.0 Provide first line call support for receiving of orders and first line service calls from customers on the B2 Digital System

2.0 Provide qualified Manpower, support and information to work with B2 in the development of the Company system

3.0   Provide Banking system contacts and agreements where required

4.0 All Financial Banking and merchant banking accounts and systems required to properly operate the B2 Digital TV System

5.0 Financial manpower to operate the financial and payment system for B2 Digital TV

6.0 Attendance to any event, meeting or planning session via phone or in person as required properly sell, operate and market the B2 Digital TV System.

7.0 All additional expenses to be reimbursed to B2 by the Company within 7 days of B2 submitting additional expenses to Company. Additional expenses defined as any expenses over $1000 per month. B2 is required to submit for approval any planned additional expenses over a monthly total of $1000 per month for Company approval before spending the proposed additional expenses.

Payments / Revenue Share Payments
The Company to Pay to B2

1.1 The Greater of 10 % of Gross Revenue of all First Run Movie purchases Plus 15% of the Gross Revenue purchases of all other Movie/Entertainment Purchases on the B2 Digital TV interfaces, or $ 10,000.00 per month for the term of this agreement payable monthly as per 1.4 below..

1.2 30% of Gross revenue of all purchases of B2 supplied content on the B2 Digital TV System

1.3   1% Payment of $30,000 due on December 21, 2004.

1.4 Payment due on the 7th of each month for and as per item 1.1 above for the previous month's revenue commencing on January 7, 2005.

1.5 Funds to be in US currency via wire transfer and drawn on a USA bank unless jointly agreed by both parties.